EXHIBIT 15
September 7, 2000


To the Board of Directors and Stockholders
Signature Eyewear, Inc.

We are aware of the incorporation by reference in the Registration Statement of Signature Eyewear, Inc. on Form S-8 (File No. 33-48109) of our report dated September 7, 2000 relating to the unaudited consolidated interim financial statements of Signature Eyewear, Inc. which are included in its Form 10-Q for the nine-month period ended July 31, 2000.

Pursuant to Rule 436(c) of the Securities Act of 1933, our report is not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.



/S/ ALTSCHULER, MELVOIN AND GLASSER LLP

Los Angeles, California


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